Exhibit 99.1

PokerTek Announces Results for First Quarter 2006

Thursday, May 11, 2006 1:00 pm EDT

CHARLOTTE, NC—(BUSINESS WIRE)—May 11, 2006—PokerTek, Inc. (NASDAQ: PTEK) today announced financial results for its first quarter ended March 31, 2006. Net loss for the first quarter of fiscal 2006 was approximately $1,591,000, or ($0.17) per diluted share, compared with net loss of approximately $725,000, or ($0.11) per diluted share, in the first quarter of 2005.

Revenues from both license fees and equipment sales totaled approximately $473,000, up from zero in the same period in 2005. Revenues consisted of monthly license fees totaling approximately $360,000 from the Seminole Hardrock properties in Florida and the Chickasaw Properties in Oklahoma and the remainder from equipment sales to our international distributor, Aristocrat, for its use in demonstrations of the PokerPro™ system to international licensing bodies and potential customers.

As expected, the net loss increased to approximately $1,591,000 from approximately $725,000 in the same period in 2005, creating a net loss per common share, basic and diluted, of ($0.17) compared to ($0.11) for the first quarter of fiscal year 2005. The following factors were the main components affecting the loss for the first quarter of 2006 as compared to the first quarter of 2005: increase in employees and related salaries and benefits; increase of approximately $133,000 of legal and professional fees primarily associated with being a public company; and an increase of approximately $120,000 related to non-cash stock option expense in accordance with Statement of Financial Accounting Standards No. 123R. Partially offsetting the increase in expenses was an increase in interest income of approximately $192,000.

 At March 31, 2006, the Company had no debt and approximately $18.3 million total cash and cash equivalents.

“We believe that we are gaining sales momentum as we continue to aggressively pursue sales opportunities in the United States and Canada. We understand that Aristocrat, our international distributor, is doing the same on a global basis,” stated Lou White, Chief Executive Officer of PokerTek. “We believe it is only a matter of time before many venues realize the win-win impact our PokerPro™ system should have on both the player’s poker-playing experience and the casinos ability to operate more profitably. Expense growth was as expected as we continue to gear up for our anticipated expansion.”

Conference Call

As previously announced on May 1, 2006, PokerTek will host a conference call to discuss its first quarter fiscal year 2006 results on Thursday, May 11, 2006 at 5:00 PM Eastern Daylight Time. Management also expects to file PokerTek’s Form 10-Q for the first quarter of fiscal year 2006 on May 11, 2006.

Interested parties may listen to and participate in the conference call by dialing (866) 713-8562 (U.S./Canada) or (617) 597-5310 (Other) and entering passcode 77949985. The conference call will be webcast simultaneously through a link on our website, www.pokertek.com, under the heading “Investor Relations,” as well as at www.earnings.com and www.streetevents.com. A replay of the conference call will be available approximately two hours after the conclusion of the call for approximately 24 hours by dialing (888) 286-8010 (U.S./Canada) or (617) 801-6888 (Other) and entering passcode 80401494. A replay of the conference call will also be made available for one year on our website, www.pokertek.com, under the heading “Investor Relations.”

About PokerTek, Inc.

PokerTek, Inc. was formed to develop and market the PokerPro(TM) system, an electronic poker table designed to provide a fully-automated poker room environment, to tribal casinos, commercial casinos, and card clubs. The PokerPro(TM) system was developed to increase casino revenue by increasing hands per hour, while helping to reduce the labor costs within poker rooms. The PokerPro(TM) system is also designed to increase players’ gaming experience by eliminating dealer and player mistakes, and eliminating the need for dealer tipping.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements expressing expectations regarding our future (including pending gaming and patent approvals) and projections relating to products, sales, revenues and earnings are typical of such statements.

All forward-looking statements are subject to the risks and uncertainties inherent in predicting the future. Our actual results may differ materially from those projected, stated or implied in these forward-looking statements as a result of many factors, including, but not limited to, overall industry environment, customer acceptance of our products, delay in the introduction of new products, the further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of permits or licenses by governmental authorities, competitive pressures and general economic conditions, and our financial condition. These and other risks and uncertainties are described in more detail in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Contact:
PokerTek, Inc.
Becca Bernstein, 704-849-0860, ext. 119
investor_relations@pokertek.com

PokerTek, Inc.
(A Development Stage Company)

Balance Sheets

	March 31, 2006	December 31, 2005
Assets	(unaudited)
Current Assets
Cash and cash equivalents	$18,290,940	$20,373,900
Trade receivables	228,049	151,200
Prepaid expenses and other assets	370,086	315,550
Inventory	1,031,790	600,675
Total current assets	19,920,865	21,441,325

Other Assets
Security deposit	2,800	2,800
Property and equipment, net of accumulated depreciation	1,423,608	1,259,025

Total assets	$21,347,273	$22,703,150

Liabilities and Shareholder's Equity
Current Liabilities
Accounts payable and accrued expenses	$365,208	$214,465

Commitments

Shareholder's Equity
Preferred stock, no par value per share; authorized 5,000,000, none
issued and outstanding	-	-
Common stock, no par value per share; authorized 100,000,000 shares, issued and outstanding 9,472,020 and 9,468,020 at
March 31, 2006 and December 31, 2005, respectively	-	-
Capital	27,264,156	27,180,041
Accumulated deficit during the development stage	(6,282,091)	(4,691,356)
Total shareholder's equity	20,982,065	22,488,685

Total liabilities and shareholder's equity	$21,347,273	$22,703,150

PokerTek, Inc.
(A Development Stage Company)

Statements of Operations
(Unaudited)

	Three Months Ended March 31,		Period from Aug 22, 2003 (date of inception) to March 31,
	2006	2005	2006

Revenues:
License Fee	$360,000	$-	$630,400
Product Sales	112,516	-	156,464
Total revenues	$472,516	$-	$786,864

Costs and operating expenses:
Cost of product sales	$109,688	$-	$148,194
Selling, general and administrative	992,576	259,779	3,206,682
Research and development	1,040,759	464,988	3,870,112
Depreciation	115,923	3,314	236,012
Total costs and operating expenses	2,258,946	728,081	7,461,000

Operating loss	(1,786,430)	(728,081)	(6,674,136)

Non-operating income:
Interest income, net	195,695	3,082	392,045

Net loss	$(1,590,735)	$(724,999)	$(6,282,091)

Net loss per common share - basic and diluted:	$(0.17)	$(0.11)

Weighted average common shares outstanding - basic and diluted:	9,469,598	6,695,576

PokerTek, Inc.
(A Development Stage Company)

Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,		Period from Aug 22, 2003 (date of inception) to March 31,
	2006	2005	2006
Cash Flows from Operating Activities
Net loss	$(1,590,735)	$(724,999)	$(6,282,091)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	115,923	3,314	236,012
Stock-based compensation expense	120,786	1,122	412,269
Provision for other receivables	-	-	8,000
Changes in assets and liabilities:
Increase in security deposit	-	-	(2,800)
Increase in trade and other receivables	(76,849)	-	(236,049)
Increase in prepaid expenses and other assets	(54,536)	-	(370,086)
Increase in inventory	(431,115)	(112,464)	(1,031,790)
Increase (decrease) in accounts payable and accrued
expenses	150,743	(9,271)	365,208
Net cash used in operating activities	(1,765,783)	(842,298)	(6,901,327)
Cash flows from investing activities
Purchases of property and equipment	(280,506)	-	(1,659,620)
Net cash used in investing activities	(280,506)	-	(1,659,620)
Cash flows from financing activities
Proceeds (expenses) from issuance of common stock, private placement of common stock and common stock options exercised, net of expenses	(36,671)	1,364,746	26,851,887
Net cash provided by (used in) financing activities	(36,671)	1,364,746	26,851,887
Net increase (decrease) in cash and cash
equivalents	(2,082,960)	522,448	18,290,940
Cash and cash equivalents:
Beginning	20,373,900	1,322,871	-
Ending	$18,290,940	$1,845,319	$18,290,940